Exhibit 99.1

Tellurian and Petronet extend MOU timing for up to 5 million tonnes of LNG and equity investment in Driftwood

HOUSTON, Texas – (BUSINESS WIRE) February 27, 2020 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) announced today it has extended its Memorandum of Understanding (MOU) with Petronet LNG Limited (Petronet) pursuant to which Petronet and its affiliates intend to negotiate the purchase of up to five million tonnes per annum (5 mtpa) of liquefied natural gas (LNG) from the Driftwood project, concurrent with an equity investment in Driftwood Holdings. The MOU signed in September 2019 previously contemplated that transaction agreements would be finalized by March 31, 2020. The timing has been extended to May 31, 2020 to support Petronet’s consultative review process.

President and CEO Meg Gentle said “Tellurian was in India this week meeting with Petronet and affiliates to progress negotiations, and we are very supportive of Petronet’s process to ensure their robust project review. With India’s LNG demand increasing 27% year over year, and the H.E. Prime Minister Narendra Modi’s plans for $60 billion of investments in natural gas infrastructure, India is perfectly poised to benefit from strategic project agreements such as Petronet’s equity investment in Driftwood.”

About Tellurian Inc.

Tellurian was founded by Charif Souki and Martin Houston and is led by President and CEO Meg Gentle. Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

About Petronet

Petronet LNG Limited INDIA is the largest importer of LNG in India and one of the fastest growing world-class companies in the Indian energy sector, experiencing 25% revenue growth in the last fiscal year, with a market capitalization of approximately USD 5.4 billion. Petronet developed the country's first LNG receiving and regasification terminal at Dahej, Gujarat (17.5 mtpa), and another terminal at Kochi, Kerala (5 mtpa). Formed as a joint venture in 1998 by the Government of India to import LNG and set up LNG terminals in the country, it involves India's leading oil and natural gas industry players, including GAIL (India) Limited (GAIL), Oil & Natural Gas Corporation Limited (ONGC), Indian Oil Corporation Limited (IOCL) and Bharat Petroleum Corporation Limited (BPCL). Petronet is listed on the BSE and NSE under the symbol “PETRONET.”

For more information, please visit www.petronetlng.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood project, investments in and construction of that project, a potential equity investment by Petronet in the Driftwood project, a potential purchase by Petronet of LNG from the Driftwood terminal and the anticipated cost of LNG from the Driftwood project. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2019 filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 24, 2020, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. There can be no assurance that the contemplated transactions with Petronet or other parties will be completed as planned. The MOU with Petronet is not binding. FID is subject to the completion of financing arrangements that may not be completed within the time frame expected or at all. Achieving FID will require substantial amounts of financing in addition to that contemplated by the agreements described in this press release. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Kian Granmayeh Director, Investor Relations Phone +1.832.320.9293 kian.granmayeh@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com